SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Nu Skin Enterprises, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.
(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as  provided  by  Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, Schedule or Registration Statement no.:

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(3) Filing Party:

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(4) Date Filed:

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


                         [GRAPHIC OMITTED] Nu Skin Logo

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                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                            NU SKIN ENTERPRISES, INC.

                                  May 10, 2001
--------------------------------------------------------------------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 4:00 p.m., Mountain time, on May 10, 2001 at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

     1. To elect a Board of Directors consisting of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

     2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 3, 2001 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                                     By Order of the Board of Directors,

                                     /s/ Blake M. Roney

                                     BLAKE M. RONEY
                                     Chairman of the Board

Provo, Utah, April 10, 2001

                         [GRAPHIC OMITTED] Nu Skin Logo
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                                 PROXY STATEMENT

                            NU SKIN ENTERPRISES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 2001

--------------------------------------------------------------------------------


                             SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on May 10, 2001 at 4:00 p.m., Mountain time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to the Company's stockholders on or about April 10, 2001.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

     (1) The election of the nine nominees to the Board of Directors listed in the proxy; and

     (2) The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

     Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

     The Company will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. The Company's regular employees may further solicit proxies by telephone or in person, and will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 3, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 33,178,235 shares of the Company's Class A Common Stock and 51,792,461 shares of the Company's Class B Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote and each outstanding share of Class B Common Stock shall be entitled to ten votes on each matter submitted to a vote of the stockholders at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting. Certain subsidiaries of the Company hold an aggregate of approximately 204,000 shares of the Class A Common Stock. In accordance with the General Corporate Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum. The Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock" in this Proxy Statement.

     In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 15, 2001 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock, (ii) each of the Company's directors, (iii) each of the Company's current executive officers whose names appear in the summary compensation table under the caption "Executive Compensation," and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, and each share of Class B Common Stock automatically converts into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a permitted transferee as defined in the Company's Certificate of Incorporation.


                                          Class A                Class B            Voting
                                        Common Stock           Common Stock         Power
                                     ------------------     -------------------     ------
    Directors, Executive
 Officers, 5% Stockholders             Number       %         Number        %          %
--------------------------------     ---------     ----     ----------     ----     ------
Blake M. and Nancy L. Roney(1)       4,520,782     14.3     16,155,378     30.7       29.8
Nedra D. Roney(2)                    3,968,461     12.6     10,305,046     19.6       19.2
Sandra N. Tillotson(3)               2,524,412      8.0      6,967,557     13.3       13.0
Craig S. Tillotson(4)                1,268,006      4.0      4,004,587      7.6        7.4
R. Craig Bryson(5)                   1,218,007      3.9      3,855,741      7.3        7.1
Steven J. Lund(6)                      766,390      2.4      2,678,085      5.1        4.9
Brooke B. Roney(7)                     730,478      2.3      2,675,322      5.1        4.9
Max L. Pinegar(8)                       45,327        *             --       --          *
Daniel W. Campbell(9)                   25,000        *             --       --          *
E.J. "Jake" Garn(9)                     25,000        *             --       --          *
Paula F. Hawkins(9)                     25,000        *             --       --          *
Andrew D. Lipman(10)                    22,000        *             --       --          *
Takashi Bamba(11)                       49,250        *             --       --          *
John Chou(12)                           45,965        *             --       --          *
SAFECO Corporation (13)              2,408,900      7.7             --       --          *
All directors and officers as a      9,453,058     29.8     28,476,342     54.2       52.8
group (18 persons)(14)

----------

*Less than 1%

(1) Includes 4,504,205 shares of Class A Common Stock and 15,203,070 shares of Class B Common Stock held by a family limited liability company, in which Blake M. Roney has sole voting and investment control over 50% of such securities and may be deemed to share voting and investment control over the other 50% with his spouse, Nancy L. Roney. Also includes 16,577 shares of Class A Common Stock and 776,143 shares of Class B Common Stock held indirectly by Blake M. and Nancy L. Roney as co-trustees and with respect to which they share voting and investment power; and 176,165 shares of Class B Common Stock held indirectly by Blake M. Roney as trustee and with respect to which he has sole voting and investment power.

(2) Includes 300,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which Ms. Roney shares voting and investment power.

(3) Includes 250,000 shares of Class A Common Stock held indirectly as trustee and with respect to which Ms. Tillotson has sole voting and investment power; 25,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which she shares voting and investment power; and 500,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power.

(4) Includes 60,000 shares of Class A Common Stock and 52,500 shares of Class B Common Stock held indirectly as trustee and with respect to which Mr. Tillotson has sole voting and investment power; 30,000 shares of Class A Common Stock and 149,765 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which he has sole voting and investment power.

(5) Includes 573,003 shares of Class A Common Stock and 1,892,621 shares of Class B Common Stock held by Mr. Bryson's spouse, Kathleen D. Bryson, with respect to which he may be deemed to share voting and investment power; and 72,000 shares of Class A Common Stock and 70,500 shares of Class B Common


                                      -3-





     Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his spouse.

(6) Includes 650,324 shares of Class A Common Stock and 2,519,751 shares of Class B Common Stock held by a family limited liability company in which Mr. Lund retains voting and investment control over 50% of such securities and may be deemed to share voting and investment control with his spouse, Kalleen Lund, with respect to the other 50%; 102,763 shares of Class B Common Stock held indirectly as trustee and with respect to which he has sole voting and investment power; and 116,066 shares of Class A Common Stock and 55,571 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his spouse.

(7) Includes 707,537 shares of Class A Common Stock and 2,642,665 shares of Class B Common Stock held by a family limited liability company in which Mr. Roney retains voting and investment control over 50% of such securities and may be deemed to share voting and investment control with his spouse, Denise Roney, with respect to the other 50%; and 22,941 shares of Class A Common Stock and 32,657 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his spouse.

(8) Includes 19,000 shares of Class A Common Stock that may be acquired by Mr. Pinegar pursuant to presently exercisable non-qualified stock options.

(9) Includes 22,500 shares of Class A Common Stock that may be acquired by each of Mr. Campbell, Mr. Garn and Ms. Hawkins pursuant to presently exercisable non-qualified stock options.

(10) Includes 17,500 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to presently exercisable non-qualified stock options.

(11) Includes 36,250 shares of Class A Common Stock that may be acquired by Mr. Bamba pursuant to presently exercisable non-qualified stock options.

(12) Includes 32,750 shares of Class A Common Stock that may be acquired by Mr. Chou pursuant to presently exercisable non-qualified stock options.

(13) The information regarding the number of shares beneficially owned or deemed to be beneficially owned by SAFECO Corporation was taken from a
     Schedule 13G filed by that entity with the Securities and Exchange Commission dated January 22, 2001. The business address of SAFECO Corporation is 4333 Brooklyn Avenue N.E., Seattle, Washington 98185.

(14) Includes 651,827 shares of Class A Common Stock that may be acquired upon exercise of presently exercisable options.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of 11 directors, with the number being designated by the Board of Directors. On February 5, 2001, Keith R. Halls resigned as a member of the Board of Directors. Consequently, the Board of Directors has reduced the authorized number of directors from ten to nine. Each of the nominees for election to the Board of Directors is currently serving as a director of the Company and was previously elected to his or her present term of office by the stockholders of the Company.

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nine nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nine nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE
               NINE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

     Set forth below are the name, age and business experience of each of the nine nominees for election as directors of the Company.

     Blake M. Roney, 43, has served as Chairman of the Board since the Company's inception. Mr. Roney was a founder of Nu Skin International, Inc. ("NSI") in 1984 and served as its Chief Executive Officer and President until the Company's acquisition of NSI in March 1998. Since the Company's acquisition of NSI, Mr. Roney has served as Chairman of the Board of the Company and each of its subsidiaries. He received a B.S. degree from Brigham Young University.

     Steven J. Lund, 47, has been President, Chief Executive Officer and a director of the Company since its inception. Mr. Lund was a founding shareholder of NSI and served as the Executive Vice President of NSI until the Company's acquisition of NSI. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

     Sandra N. Tillotson, 44, has served as a director of the Company since its inception and as Senior Vice President since May 1998. Ms. Tillotson was a founding shareholder of NSI and served as a Vice President of NSI from its formation until the acquisition of NSI. She earned a B.S. degree from Brigham Young University.

     Brooke B. Roney, 38, has served as a director of the Company since its inception. Mr. Roney has been a Senior Vice President of the Company since May 1998. He was a founding shareholder of NSI and served as a Vice President and director of NSI until the Company's acquisition of NSI.

     Max L. Pinegar, 69, has served as a director of the Company since its inception. Mr. Pinegar came out of retirement and was appointed to serve as a Senior Vice President of the Company in January 2000. Mr. Pinegar previously served as a Senior Vice President of the Company from May 1998 until his retirement in November 1998. He also served as General Manager of NSI from 1989 and as Vice President of NSI from 1992 until November 1998. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

     Daniel W. Campbell, 46, has served as a director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

     E.J. "Jake" Garn, 68, has served as a director of the Company since March 1997. Senator Garn currently serves as the managing director of Summit Ventures, LLC, a lobbying firm. He previously served as the Vice Chairman of Huntsman Corporation, one of the largest privately held companies in the United States, from 1993 to the beginning of 2000. He currently serves as a director for Morgan Stanley Dean Witter Advisors, a mutual fund company; United Space Alliance Board, a prime contractor for the space shuttle; Franklin Covey & Co., Inc., a provider of time management seminars and products; BMW Bank of North America, an industrial loan corporation; and Escrow Bank USA, an industrial loan corporation. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

     Paula F. Hawkins, 74, has served as a director of the Company since March 1997. Senator Hawkins has been the principal of Paula Hawkins & Associates, Inc., a management consulting company, since 1988. From 1980 to 1986, Senator Hawkins was a member of the United States Senate and served on numerous Senate Committees.

     Andrew D.  Lipman,  49, has served as a director of the  Company  since May
1999. Since 1988, Mr. Lipman has been a partner and head of the Telecommunications Group of Swidler Berlin Shereff Friedman, LLP, a Washington, D.C. law firm. He is currently Vice Chairman of the firm. From 1987 to 1997, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs for MFS Communications, Co., a competitive telecommunications provider. He also currently serves as a director of: DSET Corporation, a software provider to competitive local telephone carriers; NHC Corporation, a telecommunications equipment manufacturer; and TMNG Inc., a telecommunications- related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford University. Mr. Lipman's law firm provides legal services to Big Planet, Inc. and the Company from time to time.

     Blake M. Roney and Brooke B. Roney are brothers. The Company is not aware of any other family relationships among any directors or executive officers. The Certificate of Incorporation of the Company contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors held seven meetings during the fiscal year ended December 31, 2000. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served, except for Brooke B. Roney, who attended 71% of the total Board meetings.

     The Company has standing Audit, Compensation and Executive Committees, but has not established a Nominating Committee.

         The Audit Committee members are Daniel W. Campbell, E.J. "Jake" Garn, Paula F. Hawkins and Andrew D. Lipman. Mr. Campbell is the Chairman of the Audit Committee. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the activities and the reports of the independent public accountants, reviewing the independence of the independent public accountants and examining the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee's specific responsibilities are included in its written charter attached as Exhibit A to this Proxy Statement. Each member of the Audit Committee is independent within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met five times during 2000.

     The Compensation Committee members currently consist of Daniel W. Campbell, E.J. "Jake" Garn, Paula F. Hawkins and Andrew D. Lipman. Mr. Campbell is the Chairman of the Compensation Committee. The Compensation Committee's responsibilities include, among other things, establishing the salaries, bonuses and other compensation to be paid to the Company's executive officers and administering the Company's Second Amended and Restated 1996 Stock Incentive Plan. The Compensation Committee met seven times during 2000.

     The Executive Committee members are Blake M. Roney and Steven J. Lund. Mr. Roney is the Chairman of the Executive Committee. The duties of the Executive Committee are, to the extent authorized by the Board of Directors, to exercise all the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company. The Executive Committee met numerous times during 2000.

COMPENSATION OF DIRECTORS

         Each director who does not receive compensation as an officer or employee of the Company or its affiliates is entitled to receive an annual fee of $35,000 for serving on the Board of Directors, a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof attended and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings.

         In addition, directors may be granted options or stock bonus awards under the Second Amended and Restated 1996 Stock Incentive Plan. On May 11, 2000, the Company granted each of E.J. "Jake" Garn, Paula F. Hawkins, Daniel W. Campbell and Andrew D. Lipman options to acquire 7,500 shares of Class A Common Stock under the Second Amended and Restated 1996 Stock Incentive Plan at an exercise price of $7.44 per share. All of such options vest on the day before the next annual meeting of the stockholders following the date of grant. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on May 11, 2000, the date of the grant. Each of the non-employee directors of the Company will receive a stock option grant for 7,500 shares of Class A Common Stock on the date of the Annual Meeting in 2001.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company and Presidents of the Company's key subsidiaries as of March 15, 2001 were as follows:

       Name          Age                        Position
-------------------  --  -------------------------------------------------------
Blake M. Roney       43  Chairman of the Board
Steven J. Lund       47  President and Chief Executive Officer
Sandra N. Tillotson  44  Senior Vice President
Brooke B. Roney      38  Senior Vice President
Max L. Pinegar       69  Senior Vice President
Corey B. Lindley     36  Executive Vice President and Chief Financial Officer
M. Truman Hunt       41  Executive Vice President, Secretary and General Counsel
Grant F. Pace        49  President, Nu Skin
Joseph Y. Chang      48  President, Pharmanex
Richard W. King      44  Chief Information Officer and President, Big Planet
Mark L. Adams        49  Vice President Finance and Administration
Michael D. Smith     55  Regional Vice President, North Asia
Takashi Bamba        65  President, Nu Skin Japan
John Chou            55  President, Nu Skin Taiwan

Set forth below is the business background of each of the executive officers of the Company. Information on the business background of each of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Brooke B. Roney and Max L. Pinegar is set forth previously under the caption "Election of Directors."

     Corey B. Lindley has been the Chief Financial Officer of the Company since its inception and has been an Executive Vice President since January 2000. From 1993 to 1996, he served as Managing Director, International, of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte & Touche LLP. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

     M. Truman Hunt has served as Vice President and General Counsel since May 1998. In January 2000, he was appointed to serve as an Executive Vice President. He served as Vice President of Legal Affairs and Investor Relations from the Company's inception until May 1998. He also served as Counsel to the President of NSI from 1994 until 1996. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

     Grant F. Pace was appointed as the President of the Nu Skin division in October 1999. Prior to such appointment, he served as Vice President of Southeast Asia and China from December 1997. From 1992 to 1997, he was Regional Vice President of Direct Selling in the Asian region for Sara Lee, and from 1988 to 1992, he was President and Regional Managing Director, Southeast Asia for Avon Products, Inc. He received a J.D. degree from Brigham Young University and an M.B.A. degree from Harvard University.

     Joseph Y. Chang was appointed as the President of Pharmanex in April 2000. Prior to such appointment, Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997. He was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development stage company in the biotechnology industry, from 1994 until 1997. Dr. Chang has nearly 20 years of pharmaceutical experience. He received a Ph.D. degree from the University of London and a B.S. degree from Portsmouth University.

     Richard W. King has served as the President of Big Planet since its formation in October 1997. Mr. King was appointed to serve as the Chief Information Officer of the Company in January 2000. From August 1996 to September 1997, Mr. King was President of Night Technologies International, Inc. From August 1993 to April 1996, Mr. King was an Executive Vice President of Novell, Inc., a leading network software company, where he had responsibility over NetWare, Novell's flagship product. Mr. King received a B.S. degree in Computer Science from Brigham Young University.

     Mark L. Adams has served as Vice President of Finance and Administration for the Company since January 2000. He joined NSI in 1994 and has previously held positions as Vice President of Corporate Services, Vice President of Finance and International Controller. Mr. Adams also worked for eight years in the audit division of Arthur Andersen LLP in Salt Lake City. Mr. Adams earned a B.S. and an M.S. degree from Brigham Young University.

     Michael D. Smith has been Regional Vice President of North Asia for the Company since December 1997. Mr. Smith was Vice President of Operations for the Company from its inception until December 1997. He also served previously as Vice President of North Asian Operations for NSI. In addition, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

     Takashi Bamba has served as President and/or General Manager of Nu Skin Japan Company, Ltd. ("Nu Skin Japan") since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba was President and Chief Executive Officer of Avon Products Co., Ltd., the publicly traded Japanese subsidiary of Avon Products, Inc., from 1988 to 1993. Mr. Bamba also currently serves as a director of the Japan Direct Selling Association. He received a B.A. degree from Yokohama National University.

     John Chou has served as President and/or General Manager of Nu Skin Taiwan, Inc. ("Nu Skin Taiwan") since 1991. Prior to joining Nu Skin Taiwan in 1991, he spent 21 years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan and Universal PR Co. Mr. Chou is the Chairman of the Taiwan ROC Direct Selling Association. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.


                                  SECTION 16(a)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than 10% beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2000 the Company's officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Grant F. Pace filed one late report with respect to one transaction, and Richard W. King filed one late report with respect to three transactions. In addition, Craig S. Tillotson and R. Craig Bryson, who each hold approximately 7% of the combined voting power of the Company, filed late Forms 3 and late reports on Form 5 with respect to 14 transactions and 17 transactions, respectively. Mr. Bryson and Mr. Tillotson had not previously filed reports under Section 16 because they did not own more than 10% of any class of Common Stock and believed that they were not required to file Section 16 reports. However, because they have determined that there is a possibility they could be deemed to beneficially own more than 10% of the Class A Common Stock (due to the method of calculating such percentage for convertible securities pursuant to Regulation 13-d), Mr. Tillotson and Mr. Bryson have elected to begin to file
Section 16 reports.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1998, 1999 and 2000 of those persons who were the Company's Chief Executive Officer, the other four most highly compensated executive officers of the Company and the Presidents of the Company's subsidiaries operating in its two major markets (collectively, the "Named Officers").


                                                               Summary Compensation Table

                                                                                           Long-Term
                                                      Annual Compensation                 Compensation
                                    --------------------------------------------------    ------------
                                                                             Other         Securities
                                                                             Annual        Underlying      All Other
  Name and Principal Position       Year      Salary          Bonus       Compensation       Options      Compensation
--------------------------------    ----    ----------      ---------     ------------    ------------    ------------
Blake M. Roney                      2000    $  791,666      $  85,702               --              --    $      3,272(2)
   Chairman of the Board            1999       833,333             --               --              --           3,272(2)
                                    1998            --(1)     109,833               --              --              --

Steven J. Lund                      2000       791,666         85,702               --              --           3,019(2)
   President and Chief Executive    1999     1,000,000             --               --              --           3,019(2)
   Officer                          1998       815,000(3)     112,380               --              --              --

Sandra N. Tillotson                 2000       463,768         54,057               --              --           1,928(2)
   Senior Vice President            1999       500,000             --               --              --           1,928(2)
                                    1998       375,000(1)      91,682               --              --              --

Keith R. Halls                      2000       427,536         50,980               --              --           2,925(4)
   Former Senior Vice President     1999       500,000             --               --              --           4,800(4)
   and Secretary                    1998       375,000(1)      90,055               --              --           4,800(4)

Brooke B. Roney                     2000       463,768         54,057               --              --              --
   Senior Vice President            1999       500,000             --               --              --              --
                                    1998       375,000(1)      91,841               --              --              --

Takashi Bamba                       2000       392,608         35,568               --          30,000              --
   President, Nu Skin Japan         1999       397,727         15,783               --          30,000           3,450(5)
                                    1998       330,769         27,564               --          20,000           3,450(5)

John Chou                           2000       315,180        100,000(6)            --          20,000              --
   President, Nu Skin Taiwan        1999       306,000        100,000(6)        43,698(7)       20,000              --
                                    1998       300,000        100,000(6)        43,727(7)       18,000              --

----------------

(1) The amounts shown for Blake M. Roney, Sandra N. Tillotson, Keith R. Halls and Brooke B. Roney do not include amounts paid, or accrued, by NSI prior to the Company's acquisition of NSI in March 1998.

(2)  Term life insurance payment.

(3) During the first three months of 1998, Mr. Lund was an executive officer of NSI. The compensation presented in the table reflects an allocation of the time spent by Mr. Lund providing services to the Company and certain subsidiaries during the first three months of 1998. These salaries and bonuses are in addition to any amounts received or accrued during the relevant periods for Mr. Lund from NSI in return for his services to NSI prior to the acquisition of NSI in March 1998.

(4) Consists of Company matching contributions under the Company's 401(k) plan and a $2,925 term life insurance payment in 2000.

(5)  Annual premium for insurance policy.

(6)  Forgiveness of $100,000 of indebtedness. See "Employment Agreements" below.

(7) Consists of payments of approximately $41,000 with respect to a car provided to Mr. Chou and certain other perquisites.

   The following table sets forth certain information with respect to grants of stock options pursuant to the Second Amended and Restated 1996 Stock Incentive Plan during 2000 to the Named Officers.


                                         Option Grants in Last Fiscal Year(1)

                                     Percentage                                     Potential
                      Number of       of Total                                  Realizable Value at
                      Securities      Options       Exercise                       Assumed Annual
                      Underlying     Granted to     or Base                     Rates of Stock Price
                       Options       Employees       Price                       for Option Term (2)
                       Granted       in Fiscal        per        Expiration     -------------------
      Name             (Shares)         Year         Share          Date           5%         10%
-------------------   ----------     ----------     --------     ----------     --------   --------
Blake M. Roney                 0             --           --            --            --         --
Steven J. Lund                 0             --           --            --            --         --
Sandra N. Tillotson            0             --           --            --            --         --
Keith R. Halls                 0             --           --            --            --         --
Brooke B. Roney                0             --           --            --            --         --
Takashi Bamba             30,000            1.5%    $   6.56       8/31/10      $123,766   $313,649
John Chou                 20,000            1.0%        6.56       8/31/10        82,511    209,099
-------------------

(1) All options granted become exercisable in four equal annual installments beginning on the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events, and are not transferable. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or


                                      -11-




     projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises depend upon the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the Class A Common Stock from the date of grant.

   The following table sets forth certain information with respect to unexercised options under the Second Amended and Restated 1996 Stock Incentive Plan held by the Named Officers as of December 31, 2000. No options were exercised by any of the Named Officers in 2000.

                     Aggregated Option/SAR Exercises in Last
               Fiscal Year and Fiscal Year-End Option/SAR Values


                         Number of Unexercised          Value of Unexercised
                               Options                  In-the-Money Options
                         at December 31, 2000          at December 31, 2000(1)
                      ---------------------------   ---------------------------
Name                  Exercisable   Unexercisable   Exercisable   Unexercisable
----                  -----------   -------------   -----------   -------------
Blake M. Roney                  0               0   $         0   $           0
Steven J. Lund                  0               0             0               0
Sandra N. Tillotson             0               0             0               0
Keith R. Halls                  0               0             0               0
Brooke B. Roney                 0               0             0               0
Takashi Bamba              36,250          68,750             0               0
John Chou                  32,750          50,250             0               0
----------------
[FN]
(1) Based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 2000 of $5.30.

EMPLOYMENT AGREEMENT

      Messrs. Bamba and Chou have entered into employment agreements with Nu Skin Japan and Nu Skin Taiwan, respectively. Under these agreements, these individuals are paid an annual salary and receive various other benefits. These individuals are also entitled to participate in a cash bonus incentive plan.

      Mr. Bamba is employed as the President of Nu Skin Japan at a 2000 annual salary of approximately (Y)45,150,000. This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan and participation in a retirement plan offered by Nu Skin Japan, which provides for a retirement payment in an amount determined by multiplying the final monthly salary of Mr. Bamba by the number of years employed multiplied by 2. Mr. Bamba also has the right under his employment agreement to have Nu Skin Japan purchase a country club membership and pay related dues, although he has not exercised this right. Mr. Bamba also receives a private insurance plan paid for by Nu Skin Japan, provided the premium for such private insurance plan does not exceed (Y)300,000 per year. Under his employment agreement, Mr. Bamba has agreed to certain confidentiality obligations. The term of Mr. Bamba's employment is indefinite, subject to termination by Mr. Bamba or Nu Skin Japan upon three months' notice.

      Mr. Chou is employed as the President of Nu Skin Taiwan at a 2000 annual salary of approximately $315,000. Under the terms of his employment agreement, Mr. Chou received a personal loan in the amount of $1.0 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under a bonus incentive plan each year against the loan balance. If less than $100,000 is earned under the bonus incentive plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any outstanding loan balance will be forgiven. Under the terms of his employment agreement, Mr. Chou is also entitled to health insurance paid for in part by Nu Skin Taiwan. Nu Skin Taiwan also provides Mr. Chou with a monthly car allowance. The term of Mr. Chou's employment agreement currently extends until August 2002. Under his employment agreement, Mr. Chou has agreed to certain confidentiality and non-competition obligations.

COMPENSATION PLANS

      The Company has adopted a cash bonus incentive plan for its employees, including the executive officers of the Company. Under the current cash bonus incentive plan, an executive officer receives a bonus based on the operating results of the Company compared to targeted performance measures; however, such bonus is conditioned upon the executive and his/her department meeting certain previously established goals. The bonus is measured and paid quarterly. The Company has also, from time to time, paid discretionary cash bonuses to executives based on local market and individual performance. The Company has also historically paid a discretionary year-end payment to all of its employees as more fully described in the Compensation Committee Report.

      The Company also maintains two deferred compensation plans for certain of its executive officers. Under the first plan, $12,000 is accrued as deferred compensation each year. The total amount of deferred compensation vests after the earlier of (i) ten years from the date of employment with the Company, or
(ii) the executive officer attaining age 60. Under the second plan, an amount equal to a set percentage of an executive officer's salary is accrued as deferred compensation. The total amount of deferred compensation under this plan vests after the earlier of, (x) 20 years from the date of employment with the Company, and (y) the executive officer attaining age 60. The amount of deferred compensation has generally been invested in insurance policies on the lives of the executive officers.

                          COMPENSATION COMMITTEE REPORT

      This Compensation Committee Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, Steven J. Lund, during the fiscal year ended December 31, 2000.

     Compensation Policy. The Company's policy with respect to executive compensation has been designed to:

      * Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

      * Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

      * Align the interests of the executive officers with those of the Company's stockholders with respect to short-term operating goals and long-term increases in the price of the Company's Class A Common Stock.

      The Compensation Committee is responsible for reviewing and approving all compensation paid by the Company to its executive officers and members of the Company's senior management team. This compensation includes awards and bonuses made under various incentive plans that the Compensation Committee reviews, establishes and administers. In this capacity, the Compensation Committee determines the timing, pricing and amount of all such bonuses and awards granted under the plans. The Compensation Committee also administers the Seconded Amended and Restated 1996 Stock Incentive Plan. As such, the Compensation Committee establishes the timing and terms of all equity awards granted to both executive officers of the Company as well as all other employee awards.

      Components of Compensation. The components of the Company's current compensation program consists of (i) base salary, (ii) short-term incentives in the form of cash bonus payments, (iii) long-term incentives in the form of equity awards, and (iv) certain other benefits provided to the Company's executive officers. These components and the relationship of each component of compensation to the Company's performance are discussed below.

           Base Salary. Except as provided below, for the fiscal year ended December 31, 2000, the Compensation Committee reviewed and approved the base salary paid by the Company to its executive officers and the Presidents of certain subsidiaries. In reviewing and approving the base salaries paid to its executive officers, the Compensation Committee considers various factors including (i) salaries provided by similarly sized companies or companies within the Company's industry; (ii) the nature of each executive officer's responsibilities, capabilities and contributions; and (iii) the performance of the Company (to the extent such performance can fairly be attributed or related to each executive officer's performance). The Compensation Committee does not assign any specific weights to these factors, but it places a greater emphasis on the salaries provided by other companies to ensure that the salaries provided by the Company are competitive, enabling the Company to attract and retain qualified and effective executive officers. In connection with this process, the Compensation Committee reviewed and considered a compensation survey prepared for the Compensation Committee by an independent consulting firm. The Compensation Committee believes that the base salaries for the Company's executive officers are reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry. The Special Committee of Directors agreed to the salaries for Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Keith R. Halls and Brooke B. Roney following the acquisition of NSI. The Compensation Committee reviewed the appropriateness of the compensation for these officers in 2000 and made adjustments to their base salaries.

           Annual Incentive Compensation. The Company has established formal annual incentive plans that provide for cash bonuses based on the achievement of targeted levels of revenue and operating income. The amount of the bonus that can be earned under these plans is fixed by a formula and is based on the degree to which the targeted performance measures have been met or exceeded. In addition, the percentage of such award that an officer is entitled to receive is determined based on the degree to which the executive officer has met individual and department goals. A bonus was paid to corporate employees under these plans based on the performance of the Company in the second quarter 2000. No bonus was paid based on the performance of the Company in the second half of the year. In addition, bonuses were also paid to executives in various foreign markets based on their performances in 2000. The Compensation Committee also has retained the right to make discretionary bonuses to officers for extraordinary performance and other factors. In 2000, the Compensation Committee approved a limited number of discretionary bonuses based on individual performance. The Compensation Committee believes the incentive compensation plans for its officers rewards those individuals for achieving or exceeding the Company's goals and targeted objectives, thus benefitting the Company and its stockholders. The Compensation Committee believes the achievement of these goals and targeted objectives will dictate, in large part, the Company's future operating results. The Compensation Committee believes that providing incentive-based compensation fairly and adequately compensates individuals in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

           The Company has also historically made a year-end payment to corporate employees in the form of a gift certificate or similar merchant credit arrangement in an amount equal to a percentage of each employee's base salary (approximately two-weeks' salary). The amount of this year-end payment is included in the bonus column of the Summary Compensation Table.

           Equity Awards. The Company has adopted the Second Amended and Restated 1996 Stock Incentive Plan that provides the Compensation Committee with the discretion to grant equity incentive awards to key employees of the Company. The Compensation Committee has the complete authority to determine the persons to whom awards will be made and the nature and size of such awards. The Second Amended and Restated 1996 Stock Incentive Plan provides for options, stock appreciation rights, contingent stock awards and restricted stock awards. The Compensation Committee determines the number of awards to be granted and the persons who are to receive such awards on a subjective basis, taking into consideration several factors including the level of options generally granted by similarly sized companies or companies within the Company's industry for similar positions, the anticipated value of the Company's stock if financial and operating targets are met, individual salaries and individual performance and contributions. The Compensation Committee also utilizes the services of an independent consulting firm to provide advice on the size and frequency of equity awards.

           Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

      Tax Limitations on Deductibility. The Compensation Committee takes into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to the Company's highest paid executive officers when it is determining compensation for its executive officers. The Compensation Committee has attempted, where possible, to structure its formal bonus and equity plans to qualify for the "performance-based" exception to the deduction limitation.

      Compensation of the Chief Executive Officer. The salary paid by the Company to Mr. Lund in 2000 was reviewed and determined in accordance with the policies set forth above. In particular, the Compensation Committee reviewed and considered the compensation survey described previously and the mix of Mr. Lund's compensation. In order to shift more of Mr. Lund's total compensation to performance-based compensation, the Compensation Committee elected to reduce Mr. Lund's base salary to $750,000. The Compensation Committee believes Mr. Lund's salary is commensurate with the compensation paid by companies of comparable size or within the Company's industry. The Company paid a $62,650 bonus to Mr. Lund in 2000 based on the Company's revenue and operating profit performance compared to targeted goals during the second quarter of 2000. In addition, a year-end payment that was equivalent, on a percentage basis of base salary, to the year-end payments provided to all corporate employees as described above was provided to Mr. Lund. The Compensation Committee elected not to make any equity awards to Mr. Lund in 2000 because of existing incentives tied to the performance of the Company.

      Conclusion. The Compensation Committee believes that the concepts discussed above further the stockholders' interests and that executive officer compensation encourages responsible management of the Company. The Compensation Committee regularly considers the effect of management compensation on stockholder interests. In the past, the Compensation Committee based its review, in part, on the experience of its own members and on information requested from management personnel. The Compensation Committee also regularly seeks input from an independent executive compensation and benefits consulting firm regarding the Company's compensation policies and strategies. In the future, these factors, reports of the Compensation Committee and discussions with and information compiled by various independent consultants retained by the Company and the Compensation Committee will be used in determining executive officer compensation.

                                    COMPENSATION COMMITTEE OF THE
                                    BOARD OF DIRECTORS

                                    Daniel W. Campbell
                                    E.J. "Jake" Garn
                                    Paula F. Hawkins
                                    Andrew D. Lipman

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Daniel W. Campbell, Paula F. Hawkins, E.J. "Jake" Garn and Andrew D. Lipman. Mr. Lipman is associated with a law firm that provides legal services to the Company and Big Planet in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet. See "Certain Relationships and Transactions" for more information concerning the relationship described above.

                             STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from November 22, 1996 (the date of the Company's initial public offering) through December 31, 2000. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index and the index of publicly traded peers on November 22, 1996 and that all dividends were reinvested. The publicly traded companies in the peer group are Tupperware Corporation, Revlon, Inc., Nature's Sunshine Products, Inc. and Avon Products, Inc. Amway Asia Pacific, Ltd., Amway Japan, Ltd. and Rexall Sundown, Inc. are no longer included in the peer group as their shares are no longer publicly traded.

                COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
                        AMONG NU SKIN ENTERPRISES, INC.,
                           PEER GROUP AND BROAD MARKET

[GRAPHIC  OMITTED]    Line graph of comparison of cummulative total stockholder
                      return among Nu Skin Enterprises, Inc., peer group and broad market.


                                               S&P 500     Peer Group
        Measurement Period         Company      Index         Index
        ------------------         -------     -------     ----------
        November  22, 1996         $100.00     $100.00        $100.00
        December  31, 1996          107.39       98.02         101.02
        December  31, 1997           63.48      130.72          98.10
        December  31, 1998           82.17      168.08         114.09
        December  31, 1999           31.52      203.45          87.05
        December  31, 2000           18.48      184.92         123.28

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors is responsible for monitoring the Company's financial auditing, accounting and financial reporting processes and its system of internal controls on behalf of the Board of Directors. The Company's management has primary responsibility for the Company's internal controls and reporting process. The Company's independent public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the conformity of the Company's audited consolidated financial statements to generally accepted accounting principles. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, the Company's internal auditors, and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2000 were prepared in accordance with generally accepted accounting principles.

     The Audit Committee hereby reports as follows:

     * The Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company's management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     * The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     * PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm's independence.

     * Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent public accountants for the year ending December 31, 2001.

                                   AUDIT COMMITTEE OF THE BOARD OF
                                   DIRECTORS

                                   Daniel W.  Campbell, Chairman
                                   E.J. "Jake" Garn
                                   Paula F. Hawkins
                                   Andrew D. Lipman

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

DISTRIBUTOR STOCK OPTION OBLIGATION

     Maple Hills Investment, Inc. ("Maple Hills"), formerly known as Nu Skin USA, Inc., has agreed to reimburse the Company for the value of the Class A Common Stock that the Company is required to issue upon exercise of certain options granted to distributors of the Company resident in the United States. This obligation was not assumed or eliminated in connection with the assumption of the Nu Skin operations in the United States in 1999. A total of $2.2 million of this obligation was repaid in 2000. Maple Hills currently remains obligated to reimburse the Company for up to $3.9 million in connection with such options. Payment of this obligation is due in installments as the options are exercised and the Company issues the underlying shares of Class A Common Stock. No interest accrues on the obligation unless Maple Hills fails to make a timely payment of an installment.

     As set forth below, certain of the stockholders of Maples Hills were directors, executive officers or significant stockholders of the Company in 2000. The following table sets forth the ownership percentage in Maple Hills for each of the stockholders who is (i) a person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock as of March 10, 2000 (a "5% Stockholder"),
(ii) a director of the Company, (iii) a Named Officer, or (iv) a family member of the foregoing persons.
                                                                      Percentage
                                                                          of
Stockholder             Relationship With the Company                  Ownership
-------------------     --------------------------------------------  ----------
Blake M. Roney          Chairman of the Board and 5% Stockholder           30.3%
Steven J. Lund          President, Chief Executive Officer, Director        5.0
                        and 5% Stockholder
Nedra D. Roney          5% Stockholder                                     24.3
Sandra N. Tillotson     Director, Named Officer and 5% Stockholder         14.2
Craig S. Tillotson      5% Stockholder                                      7.1
R. Craig Bryson         5% Stockholder                                      7.1
Brooke B. Roney         Director, Named Officer and 5% Stockholder          5.0
Kirk Roney              Family Member                                       5.0
Rick Roney              Family Member                                       1.0
Keith R. Halls          Former Director and Named Officer                   0.5


BIG PLANET ACQUISITION NOTE

    As part of the acquisition of Big Planet, Inc. in 1999, the Company issued a promissory note in the principal amount of $14.5 million to Maple Hills. The note accrues interest at the rate of 6.5% and is payable in quarterly installments over three years. As of March 1, 2001, approximately $7.7 million remained outstanding.

LEASES

     The Company leases its corporate offices, distribution center and certain other property pursuant to lease agreements with entities owned by the following officers, directors, 5% or greater stockholders and respective family members:
Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson and Rick A. Roney. The lease for the corporate offices is with Scrub Oak, Ltd. ("Scrub Oak") with a monthly fixed rent of $140,000 in 2000.

    The lease for the distribution center is a month-to-month lease between the Company and Aspen Country, L.L.C. ("Aspen Country"). The monthly rent in 2000 was $56,250. The Company also leases certain additional miscellaneous office and warehouse space from Scrub Oak and Aspen Country. The monthly payments under such leases in 2000 were $34,750.

    In 2000, the Company incurred lease charges totaling approximately $2.0 million and $800,000, respectively, to Scrub Oak and Aspen Country.

STOCKHOLDERS PARTNERSHIP

    R. Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been distributors of the Company since 1984. Messrs. Bryson and Tillotson and Clara McDermott, the mother of Mr. Tillotson, are partners in an entity (the "Partnership") that receives substantial commissions on product sales from the Company. For the fiscal year ended December 31, 2000, total commissions paid to the Partnership were approximately $3.4 million. By agreement, the Company pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson and Ms. McDermott the flexibility of using their expertise and reputations in network marketing circles to sponsor, motivate and train distributors to benefit the Company's distributor force generally, without having to focus solely on their own organizations. In addition, during 2000 Mr. Bryson had a consulting contract with the Company that paid him $33,333 per month. This contract was terminated in December 2000.

    Craig S. Tillotson has three brothers who are distributors of the Company. For the year ended December 31, 2000, total commissions paid to these persons or the partnerships in which they are partners from the sale of Company products were approximately $2.3 million.

    In February 2000, the Company entered into an agreement with I-Link Incorporated to become the exclusive global distributor of I-Link products and services in the network marketing channel. In connection with such transaction, the distributors of I-Link were transitioned and transferred intact to Big Planet directly under the partnership of Messrs. Bryson and Tillotson, which agreed to pay part of the cost of acquiring and transferring the I-Link distributors to Big Planet. The founding distributor of I-Link had previously been a front-line distributor of Mr. Bryson at Nu Skin. The Company paid the founding distributor of I-Link $500,000 up front and may pay up to an additional $650,000 based on achievement of certain sales objectives in order to obtain his exclusive rights to market I-Link products through the multi-level marketing channel. As of December 31, 2000, no additional payments had been made based on sales levels in 2000. In connection with the transfer, the Company received from the Partnership $150,000 of commissions that would have otherwise been paid to the Partnership related to the sale of I-Link products and services.

STOCKHOLDERS AGREEMENT

    Effective as of November 28, 1997, the original stockholders of the Company and certain of their transferees (the "Original Stockholders") entered into an amended and restated stockholders agreement with the Company (the "Stockholders Agreement"). The Original Stockholders and certain of their affiliates beneficially own shares having over 90% of the combined voting power of the outstanding shares of Common Stock of the Company. Each of the Original Stockholders has agreed to comply with the volume limitations of Rule 144 even if they are eligible to sell shares under Rule 144(k).

    The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock. In certain circumstances, the Original Stockholders are responsible to reimburse the Company for expenses associated with any registered offering. As of December 31, 1999, the Company had incurred expenses associated with the prior proposed public offerings and other related liquidity events and transactions for which the Original Stockholders remained obligated to reimburse the Company in the amount of approximately $1.5 million as of December 31, 2000.

LEASE OF AIRPLANE

     The Company periodically charters air service from a charter company, Keystone Aviation LLC, in which Blake M. Roney, Chairman of the Board of the Company, currently owns a 50% interest. In 2000, the Company paid $431,984 to this charter company. Keystone Aviation, LLC, leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to the Company. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. In 2000, Arrow Plane, L.C. received payments of approximately $108,810 from Keystone Aviation related to charter services provided to the Company.

CERTAIN LOANS

    As part of his employment agreement, the Company loaned John Chou, the President of Nu Skin Taiwan, $1.0 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus Incentive Plan per year against the loan balance. If less than $100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. The outstanding balance of the loan at March 1, 2001, was $600,000. See "Executive Compensation--Employment Agreements."

    On December 10, 1997, the Company loaned $5.0 million (the "Original Principal Amount") to Nedra D. Roney. This loan is secured by a pledge by Ms. Roney of 349,406 shares of Class B Common Stock. The loan is payable on demand, or in any event by December 31, 2001, with interest on the Original Principal Amount at 6.0% per annum. The loan was made in connection with Ms. Roney's entering into the Stockholders Agreement, as amended. In 2000, $300,000 in interest was accrued on this loan. As of March 1, 2001, the outstanding principal balance and accrued interest of this loan was $5.9 million.

    In March 2000, the Company loaned $500,000 to Grant F. Pace, President of the Nu Skin division. This loan is secured by real estate purchased by him for his primary residence. The loan bears interest at 5.8% per annum, payable in semi-annual payments. The principal is due and payable in full on the earlier of (i) March 1, 2005, (ii) the 180th day following Mr. Pace's voluntary termination of employment, (iii) the one-year anniversary of the termination of Mr. Pace's employment if it is terminated by the Company without cause, and (iv) 30 days after termination of employment if Mr. Pace is terminated for cause. The outstanding principal balance is currently $500,000.

    On June 23, 1999, the Company loaned $1.5 million to William E. McGlashan, Jr., the former Executive Vice President of the Company and former President of Pharmanex. This loan is secured by a pledge by Mr. McGlashan of his shares of Class A Common Stock. In addition, Mr. McGlashan is required to secure the loan with any real estate purchased by him for his primary residence. The loan bears interest at 5.8% per annum, payable in semi-annual payments. The outstanding principal balance as of March 31, 2001 was $634,249. The remaining principal balance, together with accrued interest, is due in payable in full on or before December 31, 2001.

REPURCHASE OF CLASS A COMMON STOCK

    On April 17, 2000, the Company repurchased 68,330 shares of Class A Common Stock for $6.00 per share from Burke Roney, a brother of Blake M. Roney and Brooke B. Roney, who are directors and officers of the Company. The purchase price was based on a discount to the market value of the Company's Class A Common Stock as of the date of the transaction.

OTHER

    Andrew D. Lipman, a director of the Company, is a partner in the law firm Swidler Berlin Shereff Friedman ("Swidler Berlin"). Swidler Berlin provides legal services to Big Planet and the Company in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet.

    The Company currently employs a brother of Blake M. Roney and Brooke B. Roney and two brothers-in-law of Blake M. Roney. The Company paid a total of approximately $229,829 in compensation to these employees in 2000. In addition, these employees also participated in the employee benefit plans available generally to employees of the Company.

                                   PROPOSAL 2
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP, the Company's independent public accountants for the fiscal year ended December 31, 2000, was selected by the Board of Directors of the Company to act in the same capacity for the fiscal year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

         Fees billed to the Company by PricewaterhouseCoopers LLP for the year ended December 31, 2000 are as follows:

         Audit Fees. Audit fees for the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled approximately $550,000.

         Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide services to the Company regarding financial information systems design and implementation during the last fiscal year.

         All Other Fees. Fees billed for all other non-audit services, including tax-related services, provided during the last fiscal year totaled approximately $1 million.


VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against Proposal 2. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

         THE  BOARD  OF  DIRECTORS   RECOMMENDS  THAT   STOCKHOLDERS   VOTE  FOR
RATIFICATION OF THE COMPANY'S SELECTION OF INDEPENDENT ACCOUNTANTS.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for next year's annual meeting, the written proposal must be received by the Company no later than December 11, 2001. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year's annual meeting, written notice must be received by the Company no later than December 11, 2001 and shall contain such information as required under the Company's Bylaws.

         In addition, the Company's Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to the Company. In order to make a director nomination at a stockholder meeting, a stockholder must notify the Company not fewer than 120 days in advance of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. Thus, since April 10th is specified as the date of this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by the Company no later than December 11, 2001 (i.e., 120 days prior to April 10th). In addition, the notice must meet all other requirements contained in the Company's Bylaws.

         A stockholder may contact the Corporate Secretary of the Company at its headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

                          ANNUAL REPORT TO STOCKHOLDERS

         The Annual Report to Stockholders concerning the operation of the Company for the fiscal year ending December 31, 2000, including financial statements, is enclosed with this Proxy Statement.

               ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Charles N. Allen, Director, Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Exhibits will be provided upon written request and payment of an appropriate processing fee.


                                     By Order of the Board of Directors,

                                     /s/ Blake M. Roney

                                     Blake M. Roney
                                     Chairman of the Board

DATED: April 10, 2001

                                    EXHIBIT A

                            Nu Skin Enterprises, Inc.
                            Audit Committee Charter


I.  PURPOSE

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: financial reports and other financial information provided by NSE to any governmental body or the public; NSE's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and NSE's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, NSE's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     * Serve as an independent and objective party to monitor NSE's financial reporting process and internal control system.

     * Review and appraise the audit efforts of NSE's independent accountants and internal auditing department.

     *    Provide  an  open  avenue  of  communication   among  the  independent
          accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in the "Responsibilities and Duties" Section of this Charter.

II.  COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Specifically; 1) an employee of the company or any affiliate in the current year or any of the past three years is prohibited from serving on the audit committee and 2) a member of the immediate family of an executive officer who currently serves in that role or did so in any of the past three years generally is precluded from serving on the committee. These types of relationships or others that could impair a committee member's independence should be communicated to the Board of Directors in writing. The Board has the final judgement on a Committee member's independence. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation, an outside consultant, or a professional association.

Members of the Committee shall be elected by a simple majority of the Board during a regularly scheduled Board meeting. Committee members shall, as a general principle, be appointed to a three-year term - appointment dates staggered so that the entire Committee is not replaced during the same year.
Audit Committee members, as members of the Board, are subject to annual re-election and the three-year assignment is, thus, subject to the member's re-election. Reappointment of committee members after a three-year term is allowable, as deemed appropriate by the Board. If a Chair is not elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

General

I. Provide an open avenue of communication between the internal auditor, the independent accountant, and the board of directors.

II. Review and update the committee's charter annually. State in the annual proxy statement that the audit committee has adopted a written charter and include a copy of such charter in the proxy statement every three years.

III. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

IV. Meet with the internal auditor, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

V.   Report   committee   actions   to  the   board  of   directors   with  such
     recommendations as the committee may deem appropriate.

VI. Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

VII. Conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

VIII.The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.

IX. The audit committee must include a report in the annual proxy statement, followed by the names of all committee members, stating whether the committee:

     a.   Reviewed  and  discussed  the  audited   financial   statements   with
          management;

     b.   Discussed  with the auditors the matters  requiring  discussion by SAS
          61;

     c. Received the written disclosures and letter from the auditors required by Independence Standards Board No. 1, and discussed with the auditors their independence based on the above;

     d. Recommended to the full board that the audited financial statements be included in the company's Annual Report on Form 10-K;

     e.   Considered  whether the  information  technology  and other  non-audit
          consulting   services  provided  by  the  auditors  could  impair  the
          auditor's independence; and

     f. Adopted an Audit Committee Charter and reviewed and modified it as necessary (see number 2 above).

Independent Audit Oversight

I. The committee shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent outside auditor.

II. Confirm and oversee the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant. The committee shall obtain from the outside auditors a formal written statement delineating all relationships between the auditor and the company, and its responsibility for discussing with the auditor any disclosed relationships or services that may impact auditor objectivity and independence.

III. Inquire of management and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

IV. Consider, in consultation with the independent accountant, the audit scope and plan of the internal auditor and the independent accountant.

V. Review the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

VI.  Consider and review with the independent accountant:

     a. The adequacy of the company's internal controls including computerized information system controls and security.

     b.   Any  related   significant   findings  and   recommendations   of  the
          independent accountant and internal auditor together with management's responses thereto.

VII. Assure the independent accountant communicates to the audit committee any matters of the types described in SAS No. 61, Communication With Audit Committees, identified in connection with interim reviews. The above matters should be communicated to the audit committee, or at least its chair, and a representative of financial management prior to the filing of the Form 10-Q. If that is not possible, the communication should be made as soon as practicable.

VIII.Meet, at least annually, in executive session with the external auditors to discuss matters the committee or the auditors may want to discuss in private - without management.

Internal Audit Oversight

I. The committee shall have the ultimate authority and responsibility for the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

II.  Confirm and assure the independence of the internal auditor.

III. Meet, at least annually, in executive session with the director of internal auditing to discuss matters the committee or director may want to discuss in private - without management.

IV.  Consider and review with management and the director of internal auditing:

     a. Significant findings during the year and management's responses thereto.

     b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

     c.   Any changes required in the planned scope of their audit plan.

     d.   The internal auditing department budget and staffing.

     e. Internal auditing's compliance with the IIA's Standards for the Professional Practice of Internal Auditing (Standards).

Financial Statement Review

I. Review with management and the independent accountant at the completion of the annual examination:

     a.   The company's annual financial statements and related footnotes.

     b. The independent accountant's audit of the financial statements and its report thereon.

     c. Any significant changes required in the independent accountant's audit plan.

     d. Any serious difficulties or disputes with management encountered during the course of the audit.

     e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

II. Review filings with the SEC and other published documents containing the Corporation's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

III. Review with management, the independent accountant, and the internal auditor the interim financial reports filed with the SEC or other regulators.

IV. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

Internal Controls and Code of Ethics

I. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

II. Discuss with the internal auditor and the independent accountant the results of their review of the Corporation's monitoring compliance with the Corporation's code of conduct.

APPENDIX A - FORM OF PROXY


                           NU SKIN ENTERPRISES, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
          THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2001


     The undersigned hereby appoints Steven J. Lund and M. Truman Hunt, as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 10, 2001 at 4:00 p.m., Mountain time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement; and, at the proxies discretion, upon any other matters which may properly come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ x ]  Please mark your
       votes as indicated
       in this example.

              FOR ALL NOMINEES           WITHHOLD AUTHORITY
              listed at right (except    to vote for all
              as marked to the           nominees listed at right
              contrary below)
1.  Elect members of
    the Board of        [  ]               [  ]  Nominees:  Blake M. Roney
    Directors of the                                        Steven J. Lund
    Company                                                 Sandra N. Tillotson
                                                            Brooke B. Roney
Instructions:  To WITHHOLD AUTHORITY to vote for any        Max L. Pinegar
individual nominee, draw a line through (or otherwise       E.J. "Jake" Garn
strike-out) the nominee's name in the list to the right.    Paula F. Hawkins
                                                            Daniel W. Campbell
                                                            Andrew D. Lipman

2.  To ratify the selection of PricewaterhouseCoopers   FOR    AGAINST   ABSTAIN
    LLP as the Company's independent accountants for   [   ]    [   ]     [   ]
    the fiscal year ended December 31, 2001.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxyholders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR THE PROPOSALS SET FORTH ABOVE.


(Signature)___________(SEAL) (Signature)__________(SEAL) Dated: __________, 2001
Important: Please sign as name(s) appears on the proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.